PROSPECTUS SUPPLEMENT No. 2 DATED May 20, 2003 (To Prospectus Dated September 27, 2002)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-87940

EntreMed, Inc.

3,000,000 Shares of Common Stock

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     We are offering 3,000,000 shares of our common stock, par value $0.01 per share, to certain institutional investors (the “Purchasers”). The 3,000,000 shares of our common stock are being offered pursuant to the terms and conditions of a common stock purchase agreement by and between the Purchasers and the company at a price of $3.00 per share. The total purchase price for all of these shares of our common stock is $9,000,000. We would receive proceeds from the sale of these 3,000,000 shares equal to approximately $9,000,000 less our expenses relating to the sale, which are estimated to be $840,000.

     As part of the offer, the Purchasers were also granted a right of first refusal on certain future issuances of the Company’s securities during the 65-day period following the transaction.

     In connection with the transaction, we will pay Olympus Securities, LLC, as placement agent, a fee equal to 6% of the gross proceeds from the transaction. In addition, Ferghana Securities, LLC, which acted as financial advisor to the company, will receive a fee equal to 3% of the gross proceeds and warrants to purchase common stock.

     Our common stock is quoted on the Nasdaq National Market under the symbol “ENMD.” On May 19, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $3.74 per share. As of May 19, 2003, we had 28,583,566 shares of common stock outstanding.

     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of the prospectus, as well as the risks set forth in our annual report on Form 10-K for the year ended December 31, 2002.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus

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supplement is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense

The date of this prospectus supplement is May 20, 2003.

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